Exhibit (h)(xvii)
FAIR VALUE SERVICES AMENDMENT
TO
ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
     This Fair Value Services Amendment (the “Amendment”) is made as of the 12th day of August, 2010, by and between, BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”) and FundVantage Trust (the “Trust”).
BACKGROUND:
A.	The Trust and BNY Mellon (formerly, PNC Global Investment Servicing (U.S.) Inc.) are parties to an Administration and Accounting Services Agreement dated as of July 19, 2007, as amended to date (the “Agreement”).

B.	The Trust desires that the fair value procedures described in this Amendment apply to each of the Trust’s portfolios that are identified on Schedule A hereto (individually, an “International Fund,” and collectively, the “International Funds”).

C.	The Trust desires that, in accordance with Schedule B hereto, BNY Mellon use the fair value prices that are provided by a third-party pricing vendor selected by the Trust (“Pricing Vendor”) in connection with certain foreign equity securities, and subject to the terms of this Amendment, BNY Mellon is willing to receive and use such fair value prices from the Pricing Vendor.

D.	The Trust and BNY Mellon desire to amend the Agreement to accommodate the foregoing.

E.	This Background section and the Schedules to this Amendment are hereby incorporated by reference in and made a part of this Amendment.
TERMS:
The parties hereby agree that:
1.	BNY Mellon has entered into an agreement with the Pricing Vendor, currently FT Interactive Data, for the Pricing Vendor to provide fair value prices to BNY Mellon for the relevant foreign equity securities that have met the predetermined confidence level identified by the Trust (“Fair Value Prices”). The Trust will notify BNY Mellon in writing if it desires to select a different Pricing Vendor, and the parties will work together to determine, as between the parties hereto, the terms and fees under which a different Pricing Vendor would be acceptable to each party. Notwithstanding anything to the contrary herein, BNY Mellon shall not be obligated to perform the services set forth in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Pricing Vendor for the provision of Fair Value Prices is then-currently in effect.

2.	Unless the Trust directs BNY Mellon otherwise by Written Instructions, the Trust hereby authorizes and instructs BNY Mellon to: (a) receive from the Pricing Vendor the Fair Value Prices (in a format reasonably required by BNY Mellon) for each of the International Funds and (b) use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, etc.) for the International Funds. BNY Mellon agrees to perform the foregoing services and provide reports to the Trust as specified in Schedule B. The Trust shall provide BNY Mellon with at least ten (10) business day’s written notice of any change to Schedule A. For clarification, a Fund shall not be considered an International Fund, and BNY Mellon shall have no responsibility under this Amendment with respect to any such Fund that is not enumerated on the then-current Schedule A.

3.	The Trust understands and agrees that BNY Mellon will not be able to employ its standard review process to the Fair Value Prices and that BNY Mellon shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives except for BNY Mellon’s duties that are set forth in Schedule B. Except for BNY Mellon’s duties that are set forth in Schedule B, the Trust hereby assumes all responsibility for verifying the accuracy and reasonableness of the Fair Value Prices and the appropriateness of the International Funds’ use of Fair Value Prices, regardless of any efforts of BNY Mellon in this respect. The Trust hereby represents and warrants that the Valuation Committee has evaluated and approved the use of the Pricing Vendor’s Fair Value Prices for each of the International Funds and believes such use to be consistent with (a) the security valuation procedures and policies adopted by the Board of Trustees and (b) the registration statement(s) of the International Funds. The Trust acknowledges that security-specific fair value determinations must be made by the Trust and/or the Valuation Committee of the respective International Funds, and are not made by BNY Mellon.

4.	Notwithstanding anything to the contrary in the Agreement, the Trust hereby agrees to indemnify, defend and hold BNY Mellon harmless from all claims, suits, actions, damages, losses, liabilities, obligations, costs and expenses (including attorneys’ fees and court costs, travel costs and other out-of-pocket costs) (collectively “Losses”) that arise directly or indirectly out of errors or defects in the Fair Value Prices or any use of the Fair Value Prices; provided, however, that the Trust shall not indemnify BNY Mellon for Losses to the extent (and only to the extent) caused directly by BNY Mellon’s failure to perform its obligations set forth on Schedule B in accordance with the standard of care set forth in the Agreement.

5.	The Trust shall not use or permit the use of Fair Value Prices for the benefit of any Fund/Portfolio or other investment vehicle other than an International Fund identified on the then-current Schedule A to this Amendment.

6.	A party may terminate this Amendment on ten (10) day’s written notice to the other party. Termination of this Amendment shall not constitute a waiver of any rights, obligations or remedies of a party with respect to services performed or fees or expenses incurred prior to such termination of the Amendment. Termination of this Amendment shall not terminate the Agreement.

7.	As compensation for services rendered by BNY Mellon during the term of this Amendment, the Trust will pay to BNY Mellon $1,000 per month for each International Fund, which shall be in addition to and not in lieu of any fees payable to BNY Mellon under the terms of the Agreement. In addition, Trust shall be responsible to reimburse BNY Mellon for the expenses corresponding to the Pricing Vendor’s provision of the Fair Value Prices to BNY Mellon.

8.	Miscellaneous.
(a)	Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(c)	The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

FUNDVANTAGE TRUST

By:	/s/ Joel L. Weiss

Name: Joel L. Weiss

Title: President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt

Name: Jay F. Nusblatt

Title: Senior Vice President

Schedule A
FUNDVANTAGE TRUST
LIST OF INTERNATIONAL FUNDS
International Funds
DuPont Capital Emerging Markets Fund
This Schedule A is dated as of August 12, 2010.
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Schedule B
FUNDVANTAGE TRUST
FOREIGN EQUITY FAIR VALUE PROCEDURES
Section 1. PRICING PROCEDURES
BNY Mellon has instructed or will instruct the Pricing Vendor to provide Fair Value Prices that meet the confidence levels established by the Fund (currently, 90% or greater) to BNY Mellon each business day prior to the cut-off time (discussed in Section 3 below). For each International Fund each business day, when the Fair Value Prices timely received, BNY Mellon shall use Fair Value Prices in all relevant calculations.
Section 2. FOREIGN MARKET HOLIDAYS
The following pricing procedures will be utilized if a foreign market is closed due to holiday:
1.	If the provisions of Section 1 are met, a current day fair value price will be utilized.

2.	If the provisions of Section 1 are not met, the price utilized will be the same as the most recent valuation. (Note: The most recent valuation could be a fair value price, as determined by these procedures, or a market price, depending on whether the provisions of Section 1 were met on the most recent trading day of the foreign exchange.)
Section 3. NASDAQ CUTOFF
The Fund hereby instructs BNY Mellon to wait to receive Fair Value Prices from the Pricing Vendor before calculating the relevant International Funds’ NAVs to be provided to NASDAQ. The Fund understands and acknowledges that if the Fair Value Prices are not timely received by BNY Mellon, the International Funds’ NAVs may not be timely submitted to NASDAQ.
Section 4. REPORTING
BNY Mellon shall provide to the Fund a quarterly report that identifies fair value comparisons for the most recent calendar quarter. In addition, BNY Mellon will make available to the Fund annual fair value reports that are provided to BNY Mellon by the Pricing Vendor.
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